Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-170498, 333-192840, and 333-212430) and on Form S-3 (File Nos. 333-203300 and 333-211695) of CorMedix, Inc. and subsidiary (the “Company”) of our report dated March 19, 2018, on our audits of the consolidated financial statements as of December 31, 2017 and 2016, and for each of the years in the two-year period ended December 31, 2017 which appear in this Form 10-K. Our report includes an explanatory paragraph about the existence of substantial doubt about the Company’s ability to continue as a going concern.

/s/ Friedman LLP
March 19, 2018
East Hanover, New Jersey